PROSPECTUS	Pricing Supplement No. 3592
Dated September 7, 2000	Dated November 1, 2000
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2000	No.'s 333-87367 and 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: November 1, 2000

Settlement Date (Original Issue Date): November 16, 2000

Maturity Date: November 16, 2015

Principal Amount (in Specified Currency): USD25,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100% of their principal amount and will be resold by the Underwriter at varying prices determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of the Notes that may be deemed underwriting discounts or commission, see "Plan of Distribution" below.

Agent's Discount or Commission: 1.23%

Net Proceeds to Issuer: USD24,692,500

Interest Rate Per Annum: 7.4%

Interest Payment Date(s):

X On the 16th day of each month, commencing December 16, 2000 (with respect to the period from and including November 16, 2000 to but excluding December 16, 2000) and on the Maturity Date

___ Other:

Form of Notes:

X DTC registered ___ non-DTC registered

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: November 16, 2001 and on each May 16th and November 16th thereafter. (See "Additional Terms- Optional Redemption" below)

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A
(Fixed Rate)
Page 2
Pricing Supplement No. 3592
Dated November 1, 2000
Rule 424(b)(3)-Registration Statement
No.'s 333-87367 and 333-40880

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms:

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole, semi-annually on each May 16th and November 16th commencing November 16, 2001, at a redemption price equal to 100% of the principal amount of the Notes upon at least 30 days notice to registered holders.
(Fixed Rate)
Page 3
Pricing Supplement No. 3592
Dated November 1, 2000
Rule 424(b)(3)-Registration Statement
No.'s 333-87367 and 333-40880

Additional Information:

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $198.224 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months ended September 30, 2000
1995	1996	1997	1998	1999
1.51	1.53	1.48	1.50	1.60	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Merrill Lynch & Co. (the "Underwriter"), as principal, at 100%

of the aggregate principal amount less an underwriting discount equal to 1.23% of the principal amount of the Notes. The Underwriter has advised the Issuer that the Underwriter propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.